Exhibit 10.1

THIRD AMENDMENT

TO

M.D.C. HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

The following Third Amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan, effective April 27, 2011 (the "Plan"), was adopted by the Board of Directors of M.D.C. Holdings, Inc. on January 23, 2017, subject to approval of the Company’s shareholders. Capitalized terms used herein shall have the meanings ascribed in the Plan.

The first two sentences of Section 4.1 of the Plan are amended to read as follows:

4.1     Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 6,488,750 shares. Subject to adjustment as provided in Section 14, 6,488,750 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

M.D.C. HOLDINGS, INC. By: /s/ Robert N. Martin Robert N. Martin Senior Vice President and Chief Financial Officer

Date: April 24, 2017